Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Pinnacle Financial Partners, Inc.
(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Type	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $1.00 per share	Rule 457(c) and Rule 457(h)	1,000,000 (2)	$79.24 (3)	$79,240,000.00	0.00014760	$11,696.00
Total Offering Amounts					$79,240,000.00		$11,696.00
Total Fee Offsets							—
Net Fee Due							$11,696.00

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of Pinnacle Financial Partners, Inc.’s (the “Registrant”) common stock, par value $1.00 per share (the “Common Stock”), that become issuable under the Pinnacle Financial Partners, Inc. Second Amended and Restated 2018 Omnibus Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)Represents 1,000,000 shares of Common Stock reserved for issuance under the Plan.
(3)Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $79.24, the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on April 19, 2024, which date is within five business days prior to the filing of this Registration Statement.